                                                                   EXHIBIT 10.20






                                SUPPLY AGREEMENT

                                     BETWEEN

                               ENDWAVE CORPORATION

                                       AND

                                    TRW INC.
















[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.





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                                TABLE OF CONTENTS

1.       DEFINITIONS.......................................................3
2.       WARRANTIES OF OWNERSHIP...........................................5
3.       SCOPE AND GRANT OF RIGHTS FROM SELLER TO NT.......................5
4.       ORDERING AND DELIVERY.............................................5
5        PRICE PAYMENT AND RISK OF LOSS....................................6
6.       WARRANTY..........................................................6
7.       LIMITATION OF WARRANTY............................................7
8.       ACCEPTANCE........................................................7
9.       INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY......................7
10.      REGULATORY COMPLIANCE.............................................8
11.      LIMITATION OF LIABILITY AND DAMAGES...............................8
12.      DEFAULT AND TERMINATION...........................................8
13.      CHANGES...........................................................9
14.      FORCE MAJEURE.....................................................9
15.      REPORTS..........................................................10
16.      OUT OF WARRANTY PRODUCT  REPAIRS AND PRODUCT DISCONTINUATION.....10
17.      CONFIDENTIALITY..................................................10
18.      LAWS AND REGULATIONS.............................................11
19.      INDEMNIFICATION AND INSURANCE....................................11
20.      EXPORT AUTHORIZATION.............................................12
21.      CONTRACTUAL RELATIONSHIP.........................................12
22.      NOTICES AND REQUESTS.............................................13
23.      GENERAL..........................................................13
24.      DISPUTES AND GOVERNING LAW.......................................13
25.      YEAR 2000 COMPLIANCE.............................................13
APPENDIX A PRODUCTS AND PRICES............................................15
APPENDIX B SHIPPING AND DELIVERY..........................................17
APPENDIX C QUALITY AND CONFORMANCE........................................18
APPENDIX D AFFILIATES.....................................................20





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THIS SUPPLY AGREEMENT ("Agreement") effective March 31, 2000 ("Effective Date")
between Endwave Corporation, a Delaware corporation, having an office at 321 Soquel Way, Sunnyvale, CA 94086 ("Seller"), and TRW Inc., acting through its Space and Electronics Group, with offices at One Space Park, Bldg. E2/5085, Redondo Beach, CA 90278 ("TRW").

                                    RECITALS

WHEREAS, effective July 31, 1998, TRW and Nortel Networks Inc. ("NTI") entered into OEM Supply Agreement WSSM1111 (the "NTI Contract"), whereby TRW agreed to provide to NTI the Products set forth in this Agreement; and

WHEREAS, TRW entered into intercompany purchase orders (the "MW Orders") with its then wholly-owned subsidiary, TRW Milliwave Inc. ("MW"), whereby MW would perform the work under the NTI Contract; and

WHEREAS, on the date hereof, Seller acquired MW; and

WHEREAS, the parties hereto desire to terminate the MW Orders and enter into this Agreement, which is intended to mimic the NTI Contract and permit Seller to perform the work under the NTI Contract.

In consideration of the mutual promises and obligations herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            DEFINITIONS

              "Affiliate" shall mean, except for NTI, any direct or indirect subsidiary of NTI's parent company, Nortel Networks Limited. (See Appendix D)

              "Authorized Distributor" shall mean any company which has signed a Distributorship Agreement (or the equivalent) with NTI, granting such company the right to distribute one or more of the product lines from NTI or Affiliate.

              "Blanket Order" shall mean an Order which does not set forth a Delivery Date.

              "Cancellation Period(s)" shall mean the period(s) of time so designated in Appendix B prior to the Shipping Date, by which point TRW and/or TRW's designee, NTI, may notify Seller to cancel a scheduled shipment of Product, which shall end on the Delivery Date.

              "Class A Changes" shall mean any changes to a Product required to rectify one of the following conditions: (i) a hazardous electrical or mechanical condition; or (ii) a condition causing a significant loss of service to end-users or inoperability. "Class A Change" shall specifically exclude inoperability resulting from evolution of standards or standards adaptation on the part of the network operator or service provider, unless incorporation of such evolution or adaptation has been agreed between TRW and the Seller prior to initial delivery.

              "Customer" shall mean NTI's Customer.

              "Confidential Information" shall mean any technical or business information relating to the Product, or to Seller's products, services or business, including but not limited to, specifications, drawings, marketing information, computer programs, technical or business information or other data in whatever form furnished by either party to the other, whether in writing, orally or visually, under this Agreement or to which either party has access as a result of performance hereunder, and which is designated or marked as being confidential and as further defined in Section 17.

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              "Consigned Material" shall mean materials or equipment provided at no cost by NTI to Seller and used in designing, developing or manufacturing the Product.

              "Defect(s) or Defective" shall mean nonconformance to product specifications noted in Appendix A and/or common workmanship and quality standards.

              "Delivery Date" shall mean the date the Product was delivered to the Delivery Location.

              "Delivery Location" shall mean the NTI dock.

              "EDI" shall mean electronic data interchange of information related to Orders and Releases.

              "Hardware" shall mean any production items set forth in Appendix A and any additional products/enhancements offered for sale by Seller as may from time to time be added to Appendix A.

              "Long Lead Material" shall mean material requiring an order lead time or commitment of greater than four (4) weeks.

              "Late Delivery" shall mean any delivery date which is beyond the contractual shipping requirements.

              "Maximum Delivery Period" shall mean the shorter of (a) the Maximum Delivery Period so designated in Appendix B which shall commence on the date that Seller receives an Order or a Release or
              (b) Seller's then-current scheduled delivery date(s) for a Product at the time of Seller's receipt of an Order or a Release.

              "Minimum Order Amount" shall mean [*]

              "NTI" shall mean Nortel Networks Inc.

              "NTI Contract" shall mean that OEM Supply Agreement, dated as of July 31, 1998, between TRW and NTI.

              "Option Period" shall mean a period of three (3) months.

              "Order" shall mean either the physical document, facsimile, or electronic transmission ("EDI") used by TRW to order Product under this Agreement.

              "Product" shall mean any integrated Hardware set forth in Appendix A, which together form a Product.

              "Reconfiguration" shall mean any Product variation or change to a previously agreed to Product configuration requested by TRW.

              "Release" shall mean the document issued by TRW pursuant to a Blanket Order by which the Delivery Date for Products covered by such Blanket Order is established.

              "Rescheduling Period(s)" shall mean the period(s) of time so designated in Appendix B prior to the Shipping Date, by which point TRW may notify Seller to postpone a scheduled shipment of Product.

              "Serious Problem" or "Serious Problems" shall mean problems caused by defective Products characterized by (i) Customer system is down, or (ii) Customer's day to day business function is significantly affected by a defective Product.

              "Shipping Date" shall mean the day the Product is due at the Shipping Location and which shall be defined as five (5) business days prior to the Delivery Date as specified in each order.

              "Shipping Location(s)" shall mean the location(s) so designated in Appendix B, from where the Product shall be shipped by Seller.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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              "Specifications" shall mean the documents set forth in Appendix A to be amended from time to time through mutual agreement.

              "Term" shall mean a period beginning on the Effective Date of the Agreement and ending on July 31, 2000, unless the Option is exercised.

              "User Manual" shall mean Seller's copyrighted user information about a particular "Product", and as revised from time to time by Seller.

              "Warranty Period" shall mean the period of thirty six (36) months commencing on the date of shipment.

              "Warranty Repair Period" shall mean a period of ten (10) days which shall commence on the date that Seller receives any of the following from TRW, NTI or Affiliate: (i) Hardware which does not conform to the warranty set forth in Section 6.1 if the repair or replacement is to be performed at a location of Seller, or (ii) notice that Hardware does not conform to the warranty set forth in
              Section 6.1 if the repair or replacement is to be performed at a location of TRW, NTI, Affiliate, or Customer.

2.            WARRANTIES OF OWNERSHIP

2.1 Seller warrants that it is either the owner, or is otherwise in possession of sufficient licensed rights pertaining to any portion owned by third parties, of all proprietary and intellectual property rights in and to all Products. Seller further warrants that title to all Products shipped to TRW, NTI or Affiliates or drop shipped directly to end-user customers of the foregoing shall pass to TRW, NTI or Affiliates or an end-user customer, as the case may be, free and clear of any liens, charges, encumbrances, restrictions or rights against the Products or against Seller.

3.            SCOPE AND GRANT OF RIGHTS FROM SELLER TO TRW

3.1 Subject to the terms and conditions set forth herein, Seller agrees to sell and TRW shall have the right to purchase Product from Seller at the prices set forth in Appendix A during the Term of this Agreement. Seller authorizes TRW and NTI to integrate Products purchased under this agreement into NTI products for resale to customers.

3.2 During the Term, TRW shall buy from Seller the quantities of Products set forth in Appendix A (provided, however, that TRW's liability to Seller for failure to purchase the quantities set forth in Appendix A shall be limited to the liability NTI paid to TRW pursuant to the NTI Contract for failure to purchase the minimum quantities thereunder), and Seller agrees to sell TRW the quantities of products set forth in such Appendix.

4.            ORDERING AND DELIVERY

4.1 TRW shall only be obligated to issue orders during the Term for the contract quantities referenced in Appendix A . In the event that TRW provides Seller with a forecast or estimate of the quantity that may be ordered, Seller acknowledges that TRW shall not be obligated to submit an Order for any portion of such forecast other than as defined by the demand pull requirements, or as may be required by Appendix A.

4.2           TRW will price orders in accordance with the schedule in Appendix
              A. Appendix A is valid for the Term unless modified by mutual agreement.

4.3 TRW may elect to order Products in accordance with a demand-pull system as agreed by TRW.

4.4 Seller shall accept any Order issued consistent with any forecast provided by TRW (on behalf of NTI or Affliates) provided such Order is in accordance with this Agreement. This Agreement shall continue to apply to an Order issued during the Term until all obligations herein are performed. Notwithstanding that an Order does not refer to this Agreement, any Order issued by TRW for the Products referenced in Appendix A during the

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

              Term shall be deemed to have been issued pursuant to this Agreement unless the parties expressly agree to the contrary.

4.5 An Order shall set forth a description of the following: (a) Product, (b) price, (c) Delivery Location, (d) the location where the invoice shall be rendered for payment, (e) method of shipment,
              (f) quantity and (g) Delivery Date. The quantity and delivery date will be in accordance with the forecast. An Order or a Release shall not be issued for less than the Minimum Order Amount unless the parties expressly agree to a lower amount.

4.6 Seller shall have three (3) business days following receipt of an Order or a Release to acknowledge to TRW Seller's receipt of the Order or Release. The acknowledgment shall either confirm the Delivery Date or propose an alternate Delivery Date. If Seller recommends an alternate Delivery Date, then TRW shall within ten
              (10) days of its receipt of the alternate Delivery Date notify Seller that either the alternate Delivery Date is acceptable or that the Order or Release is canceled.

4.7 An Order or a Release shall be delivered complete unless notified in writing 3 days prior to shipment. Seller will attempt to ship every order complete . In the event that Seller fails to deliver a Product by the Delivery Date, TRW may, in addition to any other right available to it under this agreement and the law, cancel, without charge, the Order or applicable portion thereof.

4.8 Upon providing Seller at least thirty (30) days notice prior to the end of the Term, TRW shall have the right to extend the Term for the Option Period, in which event TRW and Seller shall have the rights and obligations in this Agreement during the Option Period, including, TRW's right to purchase at the prices set forth in Appendix A.

4.9 TRW may use Electronic Data Interchange "EDI" to issue an Order or a Release as agreed by TRW with Seller.

4.10 All preprinted terms and conditions contained in any Order are superseded by the terms and conditions of this Agreement.


5             PRICE PAYMENT AND RISK OF LOSS

5.1           Prices set forth in this Agreement (See Appendix A) are (a) in U.
              S. Dollars (b) exclusive of any applicable Product taxes now existing or hereinafter imposed by any applicable taxing authority, (c) exclusive of the transportation charges and duty applicable between the Shipping Location and the Delivery Location. Such taxes, transportation charges and duty for which TRW is liable shall be separately stated on the invoice. Seller agrees not to assess any avoidable excise or sales tax where TRW (on behalf of NTI or Affiliate) furnishes Seller a tax exemption certificate, a certificate of authority, a direct pay permit and/or any equivalent acceptable to applicable taxing authority. Payment shall be net forty-five (45) days from the date of the invoice or the date of shipment, whichever is later.

5.2 Title and risk of loss or damage to Products shall pass to TRW when delivered at the Shipping Location to the carrier designated by TRW or if TRW does not designate a carrier, a carrier selected by Seller. If TRW returns Products , risk of loss or damage for such Products shall pass to Seller when TRW delivers the Products to Seller.

5.3 Seller agrees to offer [*] under similar circumstances and quantities.

6.            WARRANTY

6.1 Seller warrants that Products manufactured by Seller and sold to TRW under this Agreement shall be free from defects in workmanship and material for a period of [*] from the date of shipment. Further,


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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              Products delivered, except for those repaired under warranty, shall contain all new material and shall conform to the Specification in all material respects.

6.2 Seller shall, at its sole option and expense repair or replace, within ten (10) working days for a Serious Problem in the US and within ten (10) working days for a Serious Problem outside the US and thirty (30) working days for Defects other than Serious Problems, of receipt of TRW's written notice to Seller, any defective Product which defects TRW gives Seller written notice during the warranty period. Any repair, modification or other such service performed by Seller shall be warranted for the remainder of the unexpired period of the warranty or for a period of ninety
              (90) days, whichever is longer. If TRW chooses to repair, with Seller's agreement, the Product, due to time or expense, Seller will reimburse TRW at a mutually agreed price.

6.2.1 No Product shall be returned to Seller without Seller's authorization. Seller shall upon mutual agreement replace the defective Product at TRW, NTI or Affiliate's end-user customer site.

6.3 Any products manufactured by companies other than Seller and consigned to the Seller which are included in the Products pursuant to this Agreement are warranted by their respective manufacturers. Such warranties shall be consistent with the Warranty terms and conditions stated herein.

6.4 The warranties set forth herein do not apply to Products that have been (i) subjected to misuse, neglect or mishandling other than by Seller; (ii) repaired or altered by anyone other than Seller without Seller's approval; or (iii) improperly installed.

7.            LIMITATION OF WARRANTY

              THE WARRANTIES IN THIS AGREEMENT ARE GIVEN EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES. SELLER MAKES NO OTHER WARRANTIES, EXCEPT AS STATED IN THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLER'S WARRANTY OBLIGATIONS AND BUYER'S REMEDIES ARE SOLELY AS SET FORTH IN SECTION 6.

8.            ACCEPTANCE

              All Products are subject to inspection at the Delivery Location. Acceptance shall be deemed to occur thirty (30) days after receipt of the Product at the Delivery Location unless TRW shall have provided Seller with notice of non-acceptance within such period. If a Product does not conform to the requirements of an Order or to the warranty set forth in Section 6, as the case may be, the entire nonconforming quantity of Product delivered must be corrected by Seller at Seller's expense. Payment shall neither be deemed to constitute acceptance nor be a waiver of TRW's rights, in accordance with the terms of this Agreement.

9.            INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY

9.1 Seller shall indemnify, defend and hold TRW, NTI or Affiliate and its Customers harmless from and against any losses, damages, liabilities, expenses, judgements, and costs (including reasonable attorneys' fees and costs), resulting from any claim alleging that any Products infringe any patent or trademark right (Solely with respect to Seller's trademarks) of any third party ("IPR"), so long as TRW promptly notifies in writing Seller of such claim; permits Seller at its sole option, to defend and/or settle such claim; delegates to Seller all responsibility and authority for the defense and/or settlement thereof and provided further that TRW will not incur any liability, cost or expense hereunder without Seller's prior written approval. TRW will reasonably cooperate and assist in the defense and/or settlement of same at Seller's expense. In the event that any Products delivered by Seller hereunder are determined to infringe any IPR, Seller shall, in addition to its other obligations under this Section 9 and at Seller's option, either (i) obtain from such third party, at Seller's sole expense, the right for TRW, NTI or Affiliate and NTI or Affiliate's customers to continue using the infringing Products; (ii) modify or replace the infringing Products at Seller's sole expense so as to render them non-infringing, while maintaining fit, form and function acceptable to TRW and NTI or Affiliate; or (iii) only if neither (i) nor (ii) is reasonably available, accept

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

              return of all infringing Products purchased by TRW and refund to TRW the aggregate purchase price paid for all infringing Products. In addition, TRW reserves the right at any time to independently defend and/or settle such claim at its own expense.

9.2 Seller shall not have any liability to TRW, NTI, its Affiliates or their Customers under Section 9.1 for infringement, or claims thereof, that are based upon (1) the use of Products in combination with hardware, and/or software furnished by a third party if such infringement, or claim thereof, would have been avoided by the use of Products in combination with different hardware and/or software; (2) designs or special requirements provided by TRW, NTI or Affiliate to the extent that any such claims would have been avoided had not such designs or special requirements been implemented by Seller pursuant to TRW's, NTI's or Affiliate's requesT; or (3) the application or use of such Products unless such application or use was in a manner intended by Seller as reflected in Seller's applicable documentation.

9.3 The indemnity obligations under Section 9.1 of this Agreement, as qualified by Section 9.2, shall survive the termination or expiration of this Agreement.


10.           REGULATORY COMPLIANCE

10.1 TRW and Seller shall negotiate, in good faith, any requirements for regulatory approval for Products.

10.2 To the extent applicable, all user manuals or other operator manuals and/or written material supplied with the Products shall contain any warning notices required by any of the regulatory or testing bodies referenced in Section 10.1.

11.           LIMITATION OF LIABILITY AND DAMAGES

11.1 Neither party shall be liable for the respective portion of any loss, claim, expense, or damage determined to be caused by, contributed by, or arising out of, the acts or omissions of the other party or third parties, whether negligent or otherwise. The total liability of Seller on all claims whether in contract, tort (including sole or concurrent negligence), or otherwise, arising out of, connected with or resulting from the manufacture, sale, delivery, resale, repair, replacement, or use of Products, or this Agreement shall not exceed the value of the Product line or part thereof giving rise to the claim in each case, and [*] in the aggregate for all claims under this agreement.

11.2 EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SECTIONS 2, 9, 17, AND 19 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER SUCH INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUES OR PROFITS), WHETHER ARISING OUT OF OR AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

12.           DEFAULT AND TERMINATION

12.1          Any of the following shall constitute an act of default hereunder:


              a) The material breach of either party to perform to any term, condition or covenant of this Agreement and such failure has not been corrected within sixty (60) days of the date of receipt of written notice of such breach from the non-defaulting party;

              b) Either party is or becomes insolvent, or a party to any bankruptcy or receivership proceeding or any similar action affecting the financial condition of the party, or seeks to make a compromise, arrangement or assignment for the benefit of its creditors, or ceases doing business in the normal course; or

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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              c)    The termination of the NTI Contract.

12.2 In the event any act of default shall occur, the party not in default shall have the right to terminate this Agreement, provided, with regard to subclauses (a) and (b) above only, (1) the non -defaulting party provides the other party with no less than thirty (30) days notice of such intent to terminate, and (2) the default has not been cured within such notice period.

13.           CHANGES

13.1 To satisfy its obligations under Section 6 of this Agreement, Seller will upgrade and/or retrofit all items of Product requiring Class A Changes due solely to design (for which Seller is responsible) or manufacturing defects for a period of [*] following the last shipment of any individual Product. Seller shall repair or replace Product in such a manner so as to meet and/or exceed reasonable Class A field upgrade completion schedules , which shall be dictated by the urgency of the problem and its affect on end-users.

13.2 TRW shall provide Seller such technical assistance as it reasonably requires to identify Class A problems and to decide on an economical way of implementing Class A Changes. Notwithstanding the foregoing, Seller shall bear the entire cost of redesigning Product, implementing, and retrofitting the Class A Change.

13.3 Seller shall cooperate with TRW, NTI or Affiliate in implementing all proposed modifications and changes to the Product as follows:

              Seller will advise TRW and NTI of any proposed change to the Product which would affect (i) form, fit or function of Product or
              (ii) backward compatibility of the Product from previous versions one hundred eighty (180) days prior to proposed implementation and will obtain TRW agreement thereto prior to implementation. TRW will have ninety (90) days after notification to order pre-change product. In the event of change to Product which affects backward compatibility, the changed Product shall be identified by specifying a different Product number. All notice shall be sent to the attention of:

              Nortel Networks
              5550 Skyline Way N. E.
              Calgary, Alberta
              Canada T2E 7Z7

              TRW Inc.
              One Space Park
              Redondo Beach, CA 90278
              Attention:    Judy Hertzberg

13.4 Seller shall cooperate with TRW and NTI or Affiliate in implementing all proposed modifications and changes to the Product requested by TRW, NTI or Affiliate. Seller agrees to communicate to TRW regarding an impact to the price and/or delivery of Product directly attributed to the requested modification and/or change within five (5) working days from the date TRW requests same.


14.           FORCE MAJEURE

              If the performance of this Agreement (including without limitation any deliveries hereunder, but excluding payment for shipped Product) is interfered with for any reason or any circumstance beyond the reasonable control of the performing party affected, including without limitation, fire, act of God, labor unrest, then the performing party affected shall be excused from such performance on a day - for - day basis to the extent of such interference (and the other party shall likewise be excused from performance on a day - for - day basis to the extent such party's obligations relate to the performance so interfered with); provided that the performing

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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              party so affected shall use reasonable efforts to remove such causes of nonperformance; provided, further, that if any such interference extends for more than ninety (90) days, the non affected party shall have the right, without charge, to cancel the Order or Release affected by such interference.

15.           REPORTS

15.1          Seller shall submit to TRW :

              A quarterly and/or monthly report showing all Products ordered by and delivered to TRW during the immediately preceding quarter and/or month will be provided as agreed upon by the parties.

16.           OUT OF WARRANTY PRODUCT  REPAIRS AND PRODUCT DISCONTINUATION

16.1 Seller shall notify TRW [*] in advance of its intention to discontinue manufacture of any Products. The minimum information required shall be as follows:

              a)    specific part number involved and description;

              b) final date for acceptance of an Order or a Release relating to the discontinued Products;

              c)    future availability of spare parts.


16.2 For a period of [*] after Seller gives TRW notice of discontinuance of any Product , Seller shall provide repair service for all out of warranty Product at Seller's then current prices and on Seller's then generally prevailing terms and conditions.

16.3 If any Product is returned to Seller by TRW, NTI or Affiliate for repair and is subsequently found by Seller to be irreparable, Seller shall promptly notify TRW and NTI or Affiliate of such finding. Upon request after the provision of such notice, Seller's sole obligation shall be to provide TRW and NTI or Affiliate with an incremental cost proposal to replace the irreparable Product at Seller's then current prices and on Seller's then generally prevailing terms and conditions. In the event TRW does not exercise such proposal option, then Seller shall be deemed to have satisfied its obligations under this Agreement.

16.4 Seller shall assume all risk of loss or damage to any Products returned by TRW, NTI or Affiliate to Seller during the time that such Products are in the care, custody and control of Seller for the purpose of effecting repairs.


17.           CONFIDENTIALITY

17.1 Each of the parties recognizes and agrees that the unauthorized use or disclosure of Confidential Information would cause irreparable injury to the disclosing party for which it would have no adequate remedy at law, and that an actual or threatened breach of this section shall entitle the disclosing party to obtain immediate injunctive relief prohibiting such breach, to the extent it can prove such breach, in addition to any other rights and remedies available to it. If Confidential Information is disclosed orally, the disclosing party shall notify the receiving party of the confidential nature of the Confidential Information at the time of disclosure and such Confidential Information shall be reduced to writing, marked as confidential and delivered to the receiving party within thirty (30) days after oral disclosure.

17.2 For the period during and for five (5) years following the last day of the TERM all Confidential Information shall be subject to the following:


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

17.2.1 The recipient shall restrict disclosure of the Confidential Information to recipient's employees with a "need to know" (i.e. employees that require the Confidential Information to perform their responsibilities in connection with this Agreement) and shall not disclose it to any other person or entity without the prior written consent of the disclosing party. Each party shall safeguard the Confidential Information of the other party with at least the same degree of care with which it guards its own Confidential Information, but in no event exercise less than reasonable standard of care.

17.2.2 The recipient shall use the Confidential Information only for the purposes of performing its obligations under this Agreement;

17.2.3 The recipient shall advise those employees who access the Confidential Information of their obligations with respect thereto and their limited rights to use such information;

17.2.4 The recipient shall copy the Confidential Information only as necessary for those employees who are entitled to receive it and ensure that all confidentiality notices are reproduced in full on such copies; and

17.2.5 The recipient shall return all copies of such Confidential Information to the disclosing party at the disclosing party's request.

17.2.6 If any Confidential Information is required to be disclosed in response to a valid order of the court or lawful request of a government agency, the recipient shall first notify the disclosing party of the order or request and permit the disclosing party to seek an appropriate protective order.

17.3 The confidentiality obligations set forth in this Section 17 will not apply to any Confidential Information that:

              a) becomes known to the general public without fault or breach on the part of the receiving party;

              b) the receiving party obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure;

              c) is furnished to a third party by the disclosing party without a reasonable restriction on such third party's rights;

              d) can by written records be shown to have been known by the receiving party at the time of disclosure; or

              e) is developed independently by the receiving party, and such independent development has been documented in writing.

17.4 Neither party shall publicly disclose any information regarding the terms and conditions contained herein without having received prior approval, in writing, from the other party.

17.5 The parties shall adhere to any applicable U.S. Government and foreign export control laws and regulations and shall not export or re-export any technical data or products received or the direct product of such technical data except in compliance with the applicable export control laws and regulations of the U.S. Government and any foreign country.

18.           LAWS AND REGULATIONS

              At no additional charge to TRW, Seller shall comply with and obtain all license and permits required by the Product and a Product shall be in conformance with all applicable US laws and governmental orders and regulations in effect at the time of shipment of the Product.

19.           INDEMNIFICATION AND INSURANCE

19.1 Each party (the "Indemnifying Party") shall indemnify and save harmless the other (the "Indemnified Party") from any liability or claim (including, without limitation, the costs and reasonable attorney's fees in connection therewith) that may be made by a third party for injury, including death, to persons or damage to property arising directly out of the Indemnifying Party's negligent acts or omissions in connection with such Party's performance of its obligations under this Agreement; provided, the Indemnified Party promptly notifies the Indemnifying Party in writing of any such liability or claim for which the Indemnifying Party is responsible hereunder and does not incur any liability, cost or expense hereunder without the Indemnifying Party's prior written approval, except in limited emergency circumstances where time does not allow for such approval, in which case the Indemnified Party shall give the Indemnifying Party written notice as much in advance as possible prior to incurring such liability, cost, or expense .

19.2 Seller shall maintain during its performance under this Agreement General Liability Insurance, including contractual, products liability and broad form vendors' property damage endorsement with the limits of $2,500,000 combined single limit per occurrence for bodily injury and property damage. Seller must provide property insurance to cover all consigned NTI material on Seller's premises during the term of the Agreement.

19.3 Prior to the commencement of the Term, Seller shall furnish to NTI a certificate of insurance evidencing that such insurance is in effect. In the event of cancellation or expiration of any insurance, Seller shall in such event furnish a new certificate.

20.           EXPORT AUTHORIZATION

20.1 Unless otherwise agreed to by Seller in writing, TRW shall assume all responsibility for obtaining any required export authorizations necessary to export from the United States any Products purchased hereunder or technical data or documents to be supplied hereunder by Seller. TRW shall not re-export Products or technical data or documentation of such data, to any proscribed countries, for which such prohibitions exist pursuant to sections of the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

20.2 Seller shall perform all administrative actions required by Seller to qualify each Product for preferential treatment under the rules of any applicable (current as the date hereof) trade treaty among Canada, Mexico and the U.S.A., including, without limitation, the North American Free Trade Agreement ("NAFTA"). If a Product qualifies under NAFTA, Seller shall prepare and distribute a NAFTA Certificate of Origin and any other documents required. Seller shall respond to requests for information regarding any NAFTA Certificate of Origin and assist TRW and NTI in resolving any Product eligibility issues. Seller shall be solely responsible for all penalties and costs resulting from a NAFTA Certificate of Origin, prepared by Seller, subsequently being determined to be invalid.

20.3 If a NAFTA Certificate of Origin is prepared for each shipment, Seller shall: (a) retain the original NAFTA Certificate of Origin in Seller's files with appropriate backup documentation, (b) attach a copy of the NAFTA Certificate of Origin to the customs/shipping documents for the qualifying Product, and (c) mark the customs/shipping documents with the legend: "Copy of NAFTA Certificate of Origin attached."

20.4 If a blanket NAFTA Certificate of Origin is prepared, Seller shall: (a) retain the original NAFTA Certificate of Origin in Seller's files with appropriate backup documentation, (b) mark the customs/shipping documents for the qualifying Product with the legend: "Copy of blanket NAFTA Certificate of Origin on file at NTI's customs offices in Milton, Ontario (Canada) and in Tonawanda, NY (U.S.A.)," and (c) mail copies of the NAFTA Certificate of Origin to the following offices:


Canada:  Nortel Networks Limited  U.S.A.:  Nortel Networks, Inc.  Mexico:       Nortel Networks Limited
         Dept. 1540                        77 Oriskany Drive                    Dept. 1540
         610 Industrial Drive              Tonawanda, NY,                       610 Industrial Drive
         Milton, Ontario,                  U.S.A. 14150                         Milton, Ontario,
         Canada L9T 3H5                                                         Canada  L9T 3H5


21.           CONTRACTUAL RELATIONSHIP

              Seller and TRW are independent contractors in all relationships and actions under and contemplated by this Agreement. This Agreement is not to be construed to create, or to authorize the creation of, any employment, partnership, or agency relation or to authorize TRW to enter into any commitment or agreement binding on Seller or to allow one party to accept service of any legal process addressed to, or intended for, the other party. TRW shall not make any warranties, guarantees or any other commitments on behalf of Seller.

22.           NOTICES AND REQUESTS

22.1 All legal notices required or otherwise provided under this Agreement except for certificates or documents under Section 20.4 shall be sent by certified or registered U.S. mail (return receipt requested), postage prepaid, or by cable, telegram, facsimile, telex or hand delivery to the other party referencing this contract, and addressed as follows:

              Seller:               Endwave Corporation
                                    321 Soquel Way
                                    Sunnyvale, CA 94086

              Attention:            Vice President--marketing

              TRW:    TRW Inc.
                                    Telecommunications Products Division
                                    One Space Park
                                    Redondo Beach CA 90278

              Attention:            Subcontracts Manager

              or to such other address as the party to receive the notice so designates by written notice to the other party.

22.2 All other communications required or otherwise provided hereunder by one party to the other shall be in writing and shall be mailed by First Class United States mail, postage prepaid, to the following addresses or to such changed address as either party entitled to notice hereunder shall have communicated in writing to the other party:

              Seller:               Endwave Corporation
                                    321 Soquel Way
                                    Sunnyvale, CA 94086

              Attention:            Vice President--Marketing

              TRW:    TRW Inc.
                                    Telecommunications Products Division
                                    One Space Park Building

              Redondo Beach CA 90278

              Attention:            Subcontracts Manager

23.           GENERAL

23.1 The failure of a party to enforce any provision of this Agreement, shall not constitute a waiver of such provision or the right of such party to enforce such and every other provision.

23.2 Seller shall not in any advertising, sales promotion materials, press releases or any other publicity matters, except to the extent required by law or other regulation, use the name of TRW, NTI or Affiliate or any variation thereof or language from which the connection of said names may be implied without TRW or NTI (as the case may be) prior written approval, such approval not to be unreasonably withheld.

23.3 Neither party shall assign this Agreement, any Order or any rights under either without the written consent of the other party, such consent not to be unreasonably withheld.

23.4 Section headings are inserted for convenience only and shall not be used to interpret this Agreement.

23.5 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, proposals, commitments, writings, advertisements, agreements and communications of any nature whatsoever.

23.6 No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification be in writing and signed by the party against whom enforcement of the waiver, amendment or modification is sought.

24.           DISPUTES AND GOVERNING LAW

24.1 This Agreement and any orders concluded under this Agreement shall be governed and construed in accordance with the laws of the State of Texas, excluding its rules with respect to the conflict by laws. TRW and Seller exclude the United Nations Convention on Contracts for International Sale of Goods from this Agreement or any supplemental agreement performed to implement this Agreement.

24.2 TRW and Seller agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute between the parties relating to this Agreement will first be submitted in writing to a panel comprised of a senior executive from each of TRW and the Seller, who will promptly confer in an effort to resolve such dispute. Each party's executive will be identified by notice to the other party and may be changed anytime thereafter by notice to the other. Any agreed decisions of the executives will be final and binding on the parties. In the event the executives are unable to resolve any dispute within thirty
              (30) days after submission to them, either party may then submit the dispute for arbitration to the American Arbitration Association ("AAA") for final decision, pursuant to the Commercial Arbitration Rules and Supplementary Procedures for Large Complex disputes of the AAA with instructions that the arbitration be conducted in the manner set forth in this Section 24.

24.3 Arbitration shall be conducted by three (3) arbitrators. Seller shall nominate one (1) arbitrator and TRW shall nominate one (1) arbitrator. The third arbitrator shall be agreed upon by the arbitrators nominated by Seller and TRW and the arbitrator selected by agreement between the arbitrators nominated by Seller and TRW shall serve as chairman of the panel. In the event either party fails to properly nominate its arbitrator within thirty (30) days from the date it receives notice of the request for arbitration, such arbitrator shall be appointed by AAA.

24.4 The place or arbitration shall be a neutral location selected by the AAA. The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly. The costs of arbitration shall be borne by the party or parties as determined by the arbitration award.

24.5 When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the parties shall continue to exercise remaining respective rights and fulfill their remaining respective obligations under this Agreement.

25.           YEAR 2000 COMPLIANCE

25.1 Seller represents and warrants that for so long as TRW, NTI or Affiliates have any right to use any of the Products provided pursuant to this Agreement, when used in accordance with appropriate documentation, shall (i) process date and time related data without causing any processing interruptions, abnormal terminations, or changes in performance characteristics, and (ii) shall process and manipulate all date and time related functions correctly. Without limiting the generality of the foregoing, all Products shall:

              a) correctly handle date and time related data before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing ongoing operations on dates and portions of dates including, but not limited to, calculating, comparing and sequencing of dates (in both forward and backward operations spanning century boundaries);

              b) correctly handle leap year calculations (including but not limited to identification of leap years, interval calculations, day-in-year calculations, day-of-the-week calculations, and week-of-the-year calculations);

              c) correctly handle all two and four digit date and time related input in a manner that resolves ambiguity as to century in a disclosed, defined and predetermined manner; and

              d) correctly store, retrieve and provide output of all date and time data in a manner that is unambiguous as to century.

                  Seller's obligations under this warranty will be limited to
              (a) replacing (b) repairing (c) adjusting or (d) modifying the part or parts, at Seller's sole option, or , at Seller's sole option, the Products which prove to not so perform during the term of this warranty, provided that TRW or NTI gives Seller prompt notice of any defect or failure and satisfactory proof thereof. Any defective part or parts must be returned to Seller's facilities for inspection. TRW shall prepay all freight charges to return any Products to Seller's facilities or any other repair facility designated by Seller. Seller shall deliver replacement or repaired Products to NTI freight prepaid to the NTI's facilities. Products returned to Seller for which Seller provides replacement under this warranty shall become the property of Seller. Products not manufactured by Seller are warranted only to the extent of and by the original manufacturer's warranty. Repaired or replaced parts or Products shall remain under warranty for the remainder of the warranty period on the Products. This warranty does not apply to (a) faulty performance caused by any item that has been subjected to misuse, neglect, abuse or accident, or (b) to any item that has been altered or repaired by anyone other than Seller or Seller's duly authorized representative without Seller's written approval. Seller's obligations under this warranty will not apply to any Product which (a) is normally consumed in operation or (b) has a normal life inherently shorter than the Y2000 warranty period stated in this Paragraph 25. TRW's sole and exclusive remedies in connection with a breach of this warranty are as set forth herein.

26.      TERMINATION OF MW ORDERS

26.1 Seller and TRW agree that this Agreement supersedes and terminates in their entirety the MW Orders. Any work with regard to the NTI Contract to be performed after the date hereof shall be performed pursuant to the terms of this Agreement.


IN WITNESS WHEREOF, the parties hereto have, by their duly authorized representatives, executed this SUPPLY AGREEMENT as of the Effective Date.

                                    TRW INC.

ENDWAVE CORPORATION

BY: /s/ EDWARD A. KEIBLE, JR.                  BY: /s/ WESLEY G. BUSH
   -----------------------------------------      ----------------------------

NAME: Edward A. Keible, Jr.                    NAME: Wesley G. Bush
     ---------------------------------------        --------------------------

TITLE: President and Chief Executive Officer   TITLE: Vice President
      --------------------------------------         -------------------------

DATE: March 31, 2000                           DATE: March 31, 2000
     ---------------------------------------        --------------------------

                         APPENDIX A PRODUCTS AND PRICES

1.     PRODUCT DEFINITION

          Products currently subject to this Agreement are (i) as described in the NTI Specifications for 24GHz Transceiver Equipment, Production Phase, Issue 05, Stream 00, dated March 24, 1999 and (ii) as described in the NTI Specifications for 26 GHz transceiver equipment, production phase, issue 03, stream 00, dated April 13, 1999.

2.     PRICE

         [*]


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [*]

4.       ORDER AND DELIVERY PROCESS

         TRW agrees to provide a rolling 12 month forecast to Seller covering 24 GHz and 26GHz modules. Based on this rolling 12 month forecast, Seller and TRW agree to the following terms and conditions for the Modules noted;

            FORECAST PERIOD                            TERMS AND CONDITIONS
         --------------------- ----------------------------------------------------------------------------
         Week 1 - 6            This period shall be referred to as "firm".  During this period the forecasted Order Quantity and Delivery Date cannot change.
         --------------------- ----------------------------------------------------------------------------
         Week 7 - 10           This period shall be referred to as "flexible".  During this period the
                               Order Quantity may change by plus or minus [*] of the quantity forecast but the Delivery Date may not change.
         --------------------- ----------------------------------------------------------------------------
         Week 11 - 52          This period shall be referred to as "open".  During this period the
                               Delivery Date and Order Quantity may be
                               totally altered without cost to NTI.
         --------------------- ----------------------------------------------------------------------------

         The rolling 12 month forecast provided to Seller by TRW is not a commitment to buy. This forecast will be provided on a weekly basis, promptly following TRW's receipt of such parallel forecasts from NTI.


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                        APPENDIX B SHIPPING AND DELIVERY

Shipping Location:   Diamond Springs, CA

Rescheduling Period:       Product may be rescheduled up to 4 weeks prior  to
                           scheduled Shipping Date.

Cancellation Period:       Product may be canceled up to 6 weeks prior to
                           scheduled Shipping Date.

Maximum Delivery Period:   8 weeks

Minimum Order Amount:      [*]





[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                         APPENDIX C QUALITY CONFORMANCE

GENERAL REQUIREMENTS

              Seller shall have in place a CFC free Ozone Depleting Substance
              (ODS) manufacturing facility or at a minimum a Corporate plan to achieve a CFC free process by December 31,1998. Seller's products or packing materials shall not contain any ODS materials as outlined in the Montreal Accord (1990).

PRODUCT AND SUPPLIER QUALIFICATION

1. Seller, as part of this agreement shall be required to collectively meet the requirements of a NTI Qualification Audit. This shall be part of the business "partnership" process. TRW, NTI or Affiliate agrees to give Seller a minimum of 10 working days notice before the audit date.

              It is noted by both parties that while supplier audits are a necessary and beneficial business requirement of TRW, NTI or Affiliate, it is agreed that the outcome shall not be used to directly circumvent or diminish the business agreement except in cases of gross product defects, functional failure or delivery shortage.

              It is agreed that Seller and TRW, NTI or Affiliate technical and management personnel will cooperate fully to achieve the best possible results. The report content and frequency shall be agreed to at the time of the audit. This audit includes the following sections;

1.1           PRODUCT FUNCTION AND REGULATORY CONFIRMATION

              Seller shall be asked to demonstrate the processes, test methods, criteria, facilities, equipment and documentation records that have been retained to confirm all the requirements outlined in the Product Specification have been met.

1.2           MANUFACTURING CAPABILITY AND QUALITY SYSTEM

              Seller shall agree to have its processes for design, procurement, manufacturing, testing, delivery, overall quality system and other related areas, qualified by TRW/NTI Audit team pursuant to standards which are mutually agreeable between the parties.

              Seller shall provide the team access during normal working hours to facilities, personnel and records necessary to complete the audit.

              TRW, NTI or Affiliate agrees that the audit team shall be subject to Seller's normal safety, security and confidentiality requirements and shall not unreasonably interfere with the daily operations of the business.

1.3           ONGOING QUALITY AND SERVICE OPERATIONS

              Seller agrees to provide NTI or Affiliate with an ongoing quality commitment to constantly improve the design, manufacturing process, product reliability and service of the product.

              Seller agrees to have implemented and to be able to demonstrate the following quality systems;

              A. SELLER CORRECTIVE ACTION PROCESS

              This process provides for an ongoing quality relationship with Sellers vendors to record, control and resolve quality issues to prevent sub-standard components being installed in the final product. The TRW/NT audit team shall review this process and ask for related documentation and records.

              Reports not required, but records shall be retained.

              B. NTI OR AFFILIATE CORRECTIVE ACTION PROCESS

              This process provides for the joint management of field returns from NTI or Affiliate and the corrective action required to fix the problem whether it be caused by design, manufacturing, testing, packing, distribution, billing etc.

              Reports are required at agreed intervals outlining the number of defective products arranged in accordance to the largest incidence of defects. Each line item shall have the corrective action plan with the prime person assigned to it and a completion date.

              C. PRODUCT RELIABILITY GROWTH

              During the ongoing manufacture and sale to NTI or Affiliate it is expected that as part of a joint commitment to quality products, that Seller demonstrate a continual product reliability growth.

              This can be accomplished by design improvements (within the Form, Fit and Function of the Product Spec) manufacturing processes, new suppliers, or by any means Seller so chooses.

              Reports are required at agreed intervals that illustrate the current reliability level, a six month running history record and a list of actions that were used to create the growth.

              D. DESIGN MATURITY

              This provides for the reduction of active design changes incorporated in products sold to TRW. It is expected that Seller have a minimal amount of design changes applied to new and especially mature, products, except those to improve performance and reduce costs.

              E. KEY MANUFACTURING DATA

              During the facilities audit, TRW, NTI or Affiliate and Seller shall agree on the key manufacturing or testing parameters that directly determine product quality and reliability.

              As part of a good Statistical Process Control (SPC) process, Seller agrees to monitor, maintain and take whatever corrective action required to keep these key parameters within the control limits. Seller shall agree to notify TRW, NTI or Affiliate within two working days of any out of control situation and the steps being taken to correct it. Seller shall have in place a system to ensure products manufactured during an out of control period are not shipped to TRW, NTI or Affiliate until test results have been analyzed and permission has been obtained from TRW, NTI or Affiliate to ship the product.

              Reports are required at agreed intervals comprising of copies of SPC data illustrating the key parameter, it's limits and the actual results for the month.

              F. PRODUCT QUALITY (ONGOING)

              SELLER agrees to have in place and to show evidence of use within their quality system, workmanship standards that fully represent the limits and expectations of the quality attributes of products sold to TRW, NTI or Affiliate.

1.4           QUALITY MEASUREMENTS

              1. Seller agrees to respond to written quality concerns communicated to Seller by TRW, NTI or Affiliate, following receipt from TRW, NTI or Affiliate of appropriate data and suspect material, in the following manner:

              a) verbally within five working days; and

              b) in writing within ten working days.

              2. All items of Product supplied shall have an annual accumulated customer return rate equal to or [*], reduced to [*] and further reduced to [*] after first product shipment.

              3. Seller agrees to monitor and report monthly to TRW and NTI or Affiliate Return Rates and a summary of the reasons for failure. The parties will cooperate to investigate and resolve quality issues related to such reports.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                              APPENDIX D AFFILIATES

                         NORTHERN TELECOM INC. COMPANIES

  (NTL PLUS ENTITIES IN WHICH NTL POSSESSES, DIRECTLY OR INDIRECTLY, MORE THAN
    50% OF THE OUTSTANDING VOTING SECURITIES) (THIS LIST DOES NOT INCLUDE "SHELL COMPANIES" - THOSE WHICH ARE HOLDING COMPANIES AND HAVE NO EMPLOYEES OR WHICH ARE ACTUALLY INACTIVE OR SPECIAL PURPOSE FINANCIAL COMPANIES. OWNERSHIP IS 100% UNLESS OTHERWISE INDICATED.)

                                                                                         Percentage Ownership
NORTHERN TELECOM COMPANIES                           COUNTRY                                 IF NOT 100%
--------------------------                           -------                            ----------------------
Bell Atlantic Meridian Systems                          USA                                         80.0%
Bell-Northern Research Ltd.                             Canada                                      70.0%
BNR Europe Limited                                      England
BNR Inc.                                                USA
Brock Telecom Limited                                   Canada
Cook Electric Telecomunicacoes S/A                      Brazil
Data 100 (Western Pacific) Pty. Limited                 Australia
Integrated Networks Limited                             England
Matra Communication S.A.S.                              France                                      50.0%
Netas - Northern Electric Telekomunikasyon A.S.         Turkey                                      51.85%
NorTel Australia Pty. Limited                           Australia
Nortel Communications (Israel) Limited                  Israel
NORTEL Communications Systems Inc.                      USA
Nortel Europe S.A.                                      France
Nortel Federal Systems Inc.                             USA
Nortel Limited                                          England
Nortel Matra Cellular SCA                               France                                      66.0%
Nortel New Zealand Limited                              New Zealand
Nortel Post and Telecommunications Technical Inc.       People's Republic of China                  60.0%
Nortel/Dasa Network Systems GmbH and Co. KG             Germany                                     50.0%
Northern Telecom (Asia) Limited                         Hong Kong
Northern Telecom (CALA) Corporation                     USA
Northern Telecom (Dublin) Limited                       Ireland
Northern Telecom (Ireland) Limited                      Ireland
Northern Telecom (Kedah) Sdn. Bhd.                      Malaysia
Northern Telecom (Luxembourg) S.A.                      The Netherlands
Northern Telecom (Malaysia) Sendirian Berhad            Malaysia
Northern Telecom (Northern Ireland) Ltd.                Northern Ireland
Northern Telecom (Penang) Sdn. Bhd.                     Malaysia
Northern Telecom (Portugal) S.A.                        Portugal
Northern Telecom (Puerto Rico) Inc.                     Puerto Rico
Northern Telecom (Thailand) Limited                     Thailand
Northern Telecom AG                                     Switzerland
Northern Telecom Bulgaria EOOD                          Bulgaria
Northern Telecom B.V.                                   The Netherlands
Northern Telecom Canada Limited                         Canada
Northern Telecom Components Sdn. Bhd.                   Malaysia
Northern Telecom de Argentina, S.A.                     Argentina
Northern Telecom de Colombia S.A.                       Colombia
Northern Telecom de Mexico, S.A. de C.V.                Mexico
Northern Telecom de Venezeula Compania Anonima          Venezeula
Northern Telecom do Brasil Industria e Commercio Ltda.  Brazil
Northern Telecom Global Corporation                     Canada
Northern Telecom GmbH                                   Germany
Northern Telecom Inc.                                   USA
Northern Telecom Industries Sdn. Bhd.                   Malaysia

Northern Telecom International Finance B.V.             The Netherlands

                           NORTHERN TELECOM COMPANIES

  (NTL PLUS ENTITIES IN WHICH NTL POSSESSES, DIRECTLY OR INDIRECTLY, MORE THAN
    50% OF THE OUTSTANDING VOTING SECURITIES) (THIS LIST DOES NOT INCLUDE "SHELL COMPANIES" - THOSE WHICH ARE HOLDING COMPANIES AND HAVE NO EMPLOYEES OR WHICH ARE ACTUALLY INACTIVE OR SPECIAL PURPOSE FINANCIAL COMPANIES. OWNERSHIP IS 100% UNLESS OTHERWISE INDICATED.)

                                                                                                 Percentage Ownership
NORTHERN TELECOM COMPANIES                                    COUNTRY                                 IF NOT 100%
--------------------------                                    -------                            ----------------------

Northern Telecom International Limited                        Canada
Northern Telecom Italia S.p.A.                                Italy
Northern Telecom Japan Inc.                                   Japan
Northern Telecom Korea Limited                                Korea
Northern Telecom Limited                                      Canada
Northern Telecom Maroc SA                                     Morocco                                    60.0%
Northern Telecom N.V.                                         Belgium
Northern Telecom Scandinavia AS                               Norway
Northern Telecom Singapore Pte. Limited                       Singapore
NT Immobilier S.A.                                            France
NT Meridian S.A.                                              France                                     82.0%
Prism Systems Inc.                                            Canada
Shanghai Nortel Semiconductor Corporation            People's Republic of China
Sociedad Espanola de Distribucion de Equipos de
     Telecommunicaciones Northern Telecom, S.A.               Spain
Tong Guang - NorTel Limited Liability Company                 People's Republic of China                 55.0%
TTS Meridian Systems Inc.                                     Canada
Ultel                                                         Azerbaijan                                 51.0%
Vesnet                                                        Kazakhstan                                 51.0%

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